Exhibit 11
                      Microware Systems Corporation
             Computation of Net Earnings (Loss) per Share (1)
            (Amounts in thousands, except per share amounts)

                                         Three Months ended June 30,
                                         ---------------------------
                                              1997           1996
                                            ---------     ---------
Net (loss) earnings                           ($2,182)         $747
                                            =========     =========

Reconciliation of weighted average
   number of shares outstanding
   to amount used in net (loss)
   earnings per share computation:
    Weighted average number of
       common shares outstanding               14,120        13,075
    Dilutive effect of warrants                   -             469
    Dilutive effect of options                    -           2,011
                                            ---------     ---------
                                               14,120        15,555
                                            =========     =========

Net (loss) earnings per share                ($0.15)         $0.05
                                            =========     =========

(1) See Note 1 of Notes to the Consolidated Financial Statements.